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                                                             EXHIBIT 12
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                           MARSHALL & ILSLEY CORPORATION
                  COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                    ($000's)
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                                                     Three Months
                                                        Ended                         Years Ended December 31,
                                                       March 31, ---------------------------------------------------------------
                                                         2001         2000         1999         1998         1997         1996
                                                     -----------  -----------  -----------  -----------  -----------  -----------
Earnings:
  Earnings before income taxes, extraordinary
   items and cumulative effect of changes
    in accounting principles                       $    130,901 $    470,350 $    527,939 $    465,285 $    388,172 $    317,949

  Fixed charges, excluding interest on deposits          84,185      321,812      222,172      206,546      175,609      126,261
                                                     -----------  -----------  -----------  -----------  -----------  -----------
       Earnings including fixed charges but
         excluding interest on deposits                 215,086      792,162      750,111      671,831      563,781      444,210

  Interest on deposits                                  187,183      772,016      585,864      564,540      460,418      392,473
                                                     -----------  -----------  -----------  -----------  -----------  -----------
       Earnings including fixed charges and
         interest on deposits                      $    402,269 $  1,564,178 $  1,335,975 $  1,236,371 $  1,024,199 $    836,683
                                                     ===========  ===========  ===========  ===========  ===========  ===========
Fixed Charges:

  Interest Expense:

     Short-term borrowings                         $     54,101 $    224,187 $    142,294 $    126,624 $    111,193 $     63,892

     Long-term borrowings                                25,371       78,773       63,145       66,810       54,175       53,615

     One-third of rental expense for all operating
       leases (the amount deemed representative
       of the interest factor)                            4,713       18,852       16,733       13,112       10,241        8,754
                                                     -----------  -----------  -----------  -----------  -----------  -----------
     Fixed charges excluding interest on deposits        84,185      321,812      222,172      206,546      175,609      126,261

     Interest on deposits                               187,183      772,016      585,864      564,540      460,418      392,473
                                                     -----------  -----------  -----------  -----------  -----------  -----------
     Fixed charges including interest on deposits  $    271,368 $  1,093,828 $    808,036 $    771,086 $    636,027 $    518,734
                                                     ===========  ===========  ===========  ===========  ===========  ===========
Ratio of Earnings to Fixed Charges:

  Excluding interest on deposits                           2.55 x       2.46 x       3.38 x       3.25 x       3.21 x       3.52 x

  Including interest on deposits                           1.48 x       1.43 x       1.65 x       1.60 x       1.61 x       1.61 x
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